UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 1, 2014

AMERICAN INTERNATIONAL INDUSTRIES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada	0-25223	88-0326480
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 1, 2013, American International Industries, Inc. (“American”) entered into a stock purchase agreement with Scott Wolinsky (“Wolinsky”), a former director of American, whereby American purchased Wolinsky’s 89,540 shares of American’s common stock for cash of $130,000 and a non-interest bearing note payable of $200,000, due on September 30, 2014.  American entered into an escrow agreement to resolve payment of the amounts owed.  A related treasury stock obligation in the amount of $200,000 was recorded.  In the event that American was unwilling or not able to make the $200,000 payment when the note became due, at American’s option, it was able to instruct Wolinsky to sell the shares in the open market or a private transaction and apply the proceeds from such sales to any balance owed.  In the event that Wolinsky sold the shares for more than $200,000, Wolinsky could return any portion of the unsold shares back to American and any proceeds over $200,000.  American owed Wolinsky $131,081.21 (the balance from the original $200,000 promissory note, partially secured by American shares of common stock and the guarantee of Daniel Dror, American’s Chief Executive Officer).  American requested that Wolinsky deliver 17,940 shares to a brokerage account to sell to American for $18,000, and the proceeds would be applied to the outstanding balance of $131,081.21 as per the original agreement.  Although this was the original agreement with Wolinsky, Wolinsky ultimately did not deliver the shares to the brokerage account, and was therefore in violation of the original agreement.  Wolinsky subsequently proceeded to file a lawsuit in Houston Arbitration Court related to the entire amount in the original agreement.  American contacted Wolinsky regarding the lawsuit, and reached a settlement agreement.  The settlement agreement was never executed by Wolinsky, and Wolinsky subsequently began to renegotiate the settlement.  Negotiations are ongoing between American and Wolinsky.  American has determined that the amount in question is immaterial in relation to its total equity of approximately $9.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Industries, Inc.
/s/ Daniel Dror CEO and Chairman

Dated: December 16, 2014